Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

(203) 614-5600

www.frontier.com

Frontier Communications Reports 2018 First Quarter Results

First Quarter

•	Total revenue of $2.20 billion

•	Achieved sequential growth in consumer revenue

•	Broadband trends improved sequentially

•	The first quarter of positive CTF FiOS® broadband net additions since acquisition

•	Net income of $20 million

•	Adjusted EBITDA[1] of $908 million

Norwalk, Conn., May 1, 2018 – Frontier Communications Corporation (NASDAQ:FTR) today reported financial results for the first quarter ended March 31, 2018.

“In the first quarter we achieved growth in consumer revenue, reflecting the early results of the substantial initiatives we have underway across the company,” said Dan McCarthy, President and CEO. “We are also extremely pleased with the continued improvement in subscriber trends in our California, Texas and Florida (CTF) markets, most notably that we have achieved our first quarter of positive FiOS broadband net additions. We also have begun to improve the trends in the Legacy markets. The entire Frontier team remains focused on continuing to enhance the customer experience, achieving further improvements in churn, maintaining strong cash flow, and strengthening the balance sheet. We are very confident that we have the opportunity for sustained growth in consumer, and improvement in commercial.”

Consolidated Results

The Company adopted the new revenue recognition standard ASC 606 using the modified retrospective method effective January 1, 2018. The table below reflects the results for the first quarter under ASC 606, as well as what the first quarter results would have been under ASC 605, the prior accounting standard. For comparison, we have also included our fourth quarter results as reported under ASC 605.

[1]	See “Non-GAAP Measures” for a description of this measure and its calculation. See Schedule A for a reconciliation to net income/(loss).

$ in millions (except ARPC)	Q1 2018 As Reported (Under ASC 606)	Q1 2018 Excluding Adoption of ASC 606	Q4 2017 As Reported (Under ASC 605)
Revenue
Consumer	$1,128	$1,089	$1,086
Commercial	974	917	941
Subsidy and Other Regulatory Revenue	97	187	190

Total Revenue	$2,199	$2,193	$2,217
Data & Internet Services	985	942	939
Voice Services	702	670	687
Video Services	280	309	310
Other	135	85	91

Total Customer Revenue	2,102	2,006	2,027
Subsidy and Other Regulatory Revenue	97	187	190

Total Revenue	$2,199	$2,193	$2,217
Net Income/(Loss)	$20	$14	$(1,029)
Adjusted EBITDA	$908	$901	$919
Adjusted EBITDA Margin	41.3%	41.1%	41.5%
Consumer ARPC	$86.21	$83.26	$81.61

Consolidated revenue for the first quarter 2018 was $2.20 billion. Within consolidated revenue, consumer revenue was $1.13 billion, commercial revenue was $974 million and subsidy and other regulatory revenue was $97 million. For the fourth quarter 2017, consolidated revenue was $2.22 billion, consumer revenue was $1.09 billion, commercial revenue was $941 million and subsidy and other regulatory revenue was $190 million.

Net income for the first quarter of 2018 was $20 million. Net loss for the first quarter attributable to common shares was $(33) million, for a diluted net loss per common share of $(0.44). Adjusted EBITDA totaled $908 million, for an adjusted EBITDA margin2 of 41.3%. For the fourth quarter of 2017, net loss was $(1.03) billion. Net loss for the fourth quarter attributable to common shares was $(1.08) billion for a diluted net loss per common share of $(13.91). Adjusted EBITDA totaled $919 million for an adjusted EBITDA margin of 41.5%.

[2]	See Note 1, above. Adjusted EBITDA margin is a non-GAAP measure of performance, calculated as adjusted EBITDA, divided by total revenue. See “Non-GAAP Measures” for a description of this measure and its calculation. See Schedule A for a reconciliation to net loss.

As of the end of the first quarter, the Company had attained approximately $275 million in annualized cost synergies, and the Company remains on track to achieve its target of $350 million in annualized run-rate cost synergies by mid-2018.

For the first quarter of 2018, net cash provided from operating activities was $251 million and operating free cash flow3 was $(46) million, which reflects cash interest payments of $593 million, or 40% of the $1.5 billion expected annual cash interest expense. Over the four-quarter period ending March 31, 2018, net cash provided from operating activities was $1,801 million and operating free cash flow was $632 million.

Consumer Business Highlights

•	Revenue was $1.13 billion; the improved trend was driven by improved product mix and better base management.

•	Customer churn improved to 1.94% (1.71% for Legacy and 2.30% for CTF operations).

•	Average Revenue Per Customer (ARPC) of $86.21.

Commercial Business Highlights

•	Revenue of $974 million. Excluding the impact of ASC 606, the commercial revenue decline was caused by the Small, Medium, and Enterprise (SME) portion of the business.

•	Total commercial customers of 441,000 compared to 453,000 during the fourth quarter of 2017.

•	Carrier/wholesale revenue was roughly stable sequentially.

Capital Structure and Capital Allocation

•	In January 2018, Frontier amended its credit facilities to provide increased flexibility in managing its capital structure.

•	In March 2018, Frontier issued $1.6 billion aggregate principal amount of Second Lien Secured Notes due 2026. Frontier used the proceeds and cash on hand to repurchase $1.65 billion aggregate principal amount of notes due in 2020 and 2021.

•	As of March 31, 2018, Frontier’s leverage ratio (as calculated in accordance with its credit agreements) was 4.77:1. The leverage ratio was 4.59:1 as of December 31, 2017.

•	The Board of Directors has declared a regular and final quarterly dividend on the Convertible Preferred of $2.78125 per share, payable in cash on June 29, 2018 to holders of record at the close of business on June 15, 2018. The Convertible Preferred will convert to common stock on June 29, 2018.

[3]	Operating free cash flow is a non-GAAP measure of liquidity derived from net cash provided from operating activities. See “Non-GAAP Measures” for a description of this measure and its calculation and Schedules A for a reconciliation to net cash provided from operating activities.

•	Frontier remains committed to reducing debt and improving its financial leverage profile.

Guidance

Guidance for 2018 remains unchanged.

•	Adjusted EBITDA – Approximately $3.6 billion

•	Capital expenditures – $1.0 billion to $1.15 billion

•	Cash taxes – Less than $25 million

•	Cash pension/OPEB – Approximately $150 million

•	Cash interest expense – Approximately $1.5 billion for the full year; second quarter cash interest payments of approximately $150 million

•	Operating free cash flow – Approximately $800 million

Non-GAAP Financial Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance, including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, operating free cash flow, and adjusted operating expenses, each of which is described below. Management uses these non-GAAP financial measures internally to (i) assist in analyzing Frontier’s underlying financial performance from period to period, (ii) analyze and evaluate strategic and operational decisions, (iii) establish criteria for compensation decisions, and (iv) assist in the understanding of Frontier’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding Frontier’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures (i) provide a more comprehensive view of Frontier’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation, and planning decisions and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.

A reconciliation of these measures to the most comparable financial measures calculated and presented in accordance with GAAP is included in the accompanying tables. These non-GAAP financial measures are not measures of financial performance or liquidity under GAAP, nor are they alternatives to GAAP measures and they may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) less income tax expense (benefit), interest expense, investment and other income, pension settlement costs, gains/losses on extinguishment of debt, and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenue.

Adjusted EBITDA is defined as EBITDA, as described above, adjusted to exclude acquisition and integration costs, certain pension/OPEB expenses, restructuring costs and other charges, stock-based compensation expense, goodwill impairment charges, and certain other non-recurring items (e.g., storm-related costs and work stoppage costs). Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue.

Management uses EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin to assist it in comparing performance from period to period and as measures of operational performance. Management believes that these non-GAAP measures provide useful information for investors in evaluating Frontier’s operational performance from period to period because they exclude depreciation and amortization expenses related to investments made in prior periods and are determined without regard to capital structure or investment activities. By excluding capital expenditures, debt repayments and dividends, among other factors, these non-GAAP financial measures have certain shortcomings. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Adjusted net income (loss) attributable to Frontier common shareholders is defined as net income (loss) attributable to Frontier common shareholders and excludes acquisition and integration costs, restructuring costs and other charges, pension settlement costs, goodwill impairment charges, certain income tax items and the income tax effect of these items, and certain non-recurring items (e.g., storm-related costs and work stoppage costs). Adjusting for these items allows investors to better understand and analyze Frontier’s financial performance over the periods presented.

Management defines operating free cash flow, a non-GAAP measure, as net cash provided from operating activities less capital expenditures. Management uses operating free cash flow to assist it in comparing liquidity from period to period and to obtain a more comprehensive view of Frontier’s core operations and ability to generate cash flow. Management believes that this non-GAAP measure is useful to investors in evaluating cash available to service debt and pay dividends. This non-GAAP financial measure has certain shortcomings; it does not represent the residual cash flow available for discretionary expenditures, as items such as debt repayments and preferred stock dividends are not deducted in determining such measure. Management compensates for these shortcomings by utilizing this non-GAAP financial measure in conjunction with the comparable GAAP financial measure.

Adjusted operating expenses is defined as operating expenses adjusted to exclude depreciation and amortization, acquisition and integration costs, goodwill impairment charges, certain pension/OPEB expenses, stock-based compensation expense, one-time storm-related and work stoppage costs, and restructuring costs and other charges. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s performance.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in Frontier’s documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

Frontier will host a conference call today at 4:30 P.M. Eastern time. In connection with the conference call and as a convenience to investors, Frontier furnished today, under cover of a Current Report on Form 8-K, additional materials regarding first quarter 2018 results. The conference call will be webcast and may be accessed in the Webcasts & Presentations section of Frontier’s Investor Relations website at www.frontier.com/ir.

A telephonic replay of the conference call will be available from 8:00 P.M. Eastern Time on May 1, 2018, through 8:00 P.M. Eastern Time on May 6, 2018, at 888-203-1112 for callers dialing from the U.S. or Canada, and at 719-457-0820 for those dialing from outside the U.S. or Canada. Use the passcode 2051415 to access the replay. A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Forward-Looking Statements

This earnings release contains “forward-looking statements,” related to future, not past, events. Forward-looking statements express management’s expectations regarding Frontier’s future business, financial performance, and financial condition, and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Frontier, particular uncertainties that could cause actual results to be materially different than those expressed in such forward-looking statements include: competition from cable, wireless and wireline carriers, satellite, and OTT companies, and the risk that Frontier will not respond on a timely or profitable basis; Frontier’s ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on its capital expenditures, products and service offerings; Frontier’s ability to implement organizational structure changes; risks related to the operation of Frontier’s properties and ability to retain or attract new customers; Frontier’s ability to realize anticipated cost savings and meet commitments made in connection with the Verizon acquisition; reductions in revenue from voice customers that Frontier cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; Frontier’s ability to maintain relationships with customers, employees or suppliers; Frontier’s ability to attract/retain key talent; the effects of governmental legislation and regulation on Frontier’s business; the impact of regulatory, investigative and legal proceedings and legal compliance risks; government infrastructure projects that impact capital expenditures; continued reductions in switched access revenue as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to Frontier and its competitors; Frontier’s ability to meet its remaining CAF II broadband buildout obligations on a timely basis; Frontier’s ability to effectively manage service quality and meet mandated service quality metrics; Frontier’s ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to intangible assets; Frontier’s ability to effectively manage its operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity; the effects of changes in both general and local economic conditions in the markets that Frontier serves; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; Frontier’s ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, discount rates, regulatory rules and/or the value of Frontier’s pension plan assets, which could require Frontier to make increased contributions to its pension plans; adverse changes in the credit markets; adverse changes in the ratings given to Frontier’s debt securities by nationally accredited ratings organizations; the availability and cost of financing in the credit markets; covenants in Frontier’s indentures and credit agreements that may limit Frontier’s operational and financial flexibility as well as its ability to access the capital markets in the future; the effects of state regulatory cash management practices that could limit Frontier’s ability to transfer cash among its subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the risks and other factors contained in Frontier’s filings with the U.S. Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. Frontier has no obligation to update or revise these forward-looking statements and does not undertake to do so.

INVESTOR CONTACT:	MEDIA CONTACT
Luke Szymczak	Brigid Smith
VP, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
($ in millions and shares in thousands, except per share amounts)	March 31, 2018 (1)	December 31, 2017		March 31, 2017
Statement of Operations Data
Revenue	$2,199	$2,217		$2,356

Operating expenses:
Network access expenses	372	388		411
Network related expenses	483	491	(2)	493 (2)
Selling, general and administrative expenses	469	456	(2)	542 (2)
Depreciation and amortization	505	514		579
Goodwill impairment	—	2,078		—
Acquisition and integration costs	—	10		2
Restructuring costs and other charges	4	27		12

Total operating expenses	1,833	3,964	(2)	2,039 (2)

Operating income (loss)	366	(1,747	)(2)	317 (2)
Investment and other income (loss), net	8	(3	)(2)	— (2)
Pension settlement costs	—	6		43
Gain on extinguishment of debt	33	1		—
Interest expense	374	377		388

Income (loss) before income taxes	33	(2,132)		(114)
Income tax expense (benefit)	13	(1,103)		(39)

Net Income (loss)	20	(1,029)		(75)
Less: Dividends on preferred stock	53	53		54

Net loss attributable to Frontier common shareholders	$(33)	$(1,082)		$(129)

Weighted average shares outstanding - basic	77,416	77,805		77,591
Weighted average shares outstanding - diluted	77,416	77,805		77,591
Basic net loss per common share	$(0.44)	$(13.91)		$(1.67)

Diluted net loss per common share	$(0.44)	$(13.91)		$(1.67)

Other Financial Data:
Capital expenditures - Business operations	$297	$308		$315
Capital expenditures - Integration activities	$—	$15		$1
Dividends paid - Common stock	$—	$47		$124
Dividends paid - Preferred stock	$53	$53		$54

(1)	We adopted Accounting Standard Update 2014-09, “Revenue from Contracts with Customers (ASC 606)” on January 1, 2018, using the modified retrospective application. This method does not impact the prior periods, which continue to reflect the accounting treatment prior to the adoption of ASC 606. As a result, for items that were affected by our adoption of ASC 606, financial results of periods prior to January 1, 2018 are not comparable to the current period financial results. To provide comparability to our results, we provide a supplemental schedule (see Schedule D) which contains certain financial information on a pre adoption of ASC 606 basis.
(2)	Effective January 1, 2018, Frontier adopted ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The standard requires certain benefit costs to be reclassified from operating expenses to non-operating expenses. This change in policy was applied using a retrospective approach and accordingly we have reclassified $1 million and $3 million of net operating expenses as non-operating expense for the three months ended December 31, 2017 and March 31, 2017, respectively. Additional pension settlement costs of $6 million and $43 million for the three months ended December 31, 2017 and March 31, 2017, respectively, were reclassified from operating expense to non-operating expense.

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	March 31, 2018 (1)	December 31, 2017	March 31, 2017
($ in millions)
Selected Statement of Operations Data
Revenue:
Data and internet services	$985	$939	$993	(2)
Voice services	702	687	751
Video services	280	310	347
Other	135	91	68

Customer revenue	2,102	2,027	2,159	(2)
Subsidy and other regulatory revenue	97	190	197

Total revenue	$2,199	$2,217	$2,356	(2)

Other Financial Data
Revenue:
Consumer	$1,128	$1,086	$1,164
Commercial	974	941	995	(2)

Customer revenue	2,102	2,027	2,159	(2)
Subsidy and other regulatory revenue	97	190	197

Total revenue	$2,199	$2,217	$2,356	(2)

(1)	We adopted Accounting Standard Update 2014-09, “Revenue from Contracts with Customers (ASC 606)” on January 1, 2018, using the modified retrospective application. This method does not impact the prior periods, which continue to reflect the accounting treatment prior to the adoption of ASC 606. As a result, for items that were affected by our adoption of ASC 606, financial results of periods prior to January 1, 2018 are not comparable to the current period financial results. To provide comparability to our results, we provide a supplemental schedule (see Schedule D) which contains certain financial information on a pre adoption of ASC 606 basis.
(2)	Includes revenue from Frontier Secure Strategic Partnerships business, which was sold in May of 2017, of $25 million for the three months ended March 31, 2017.

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended
	March 31, 2018	December 31, 2017	March 31, 2017
Customers (in thousands)	4,765	4,850	5,220
Consumer customer metrics
Customers (in thousands)	4,324	4,397	4,736
Net customer additions/(losses)	(74)	(89)	(155)
Average monthly consumer revenue per customer	$86.21 (1)	$81.61	$80.62
Customer monthly churn	1.94%	1.98%	2.37%
Commercial customer metrics
Customers (in thousands)	441	453	484
Broadband subscriber metrics (in thousands)
Broadband subscribers	3,895	3,938	4,164
Net subscriber additions/(losses)	(43)	(63)	(107)
Video (excl. DISH) subscriber metrics (in thousands)
Video subscribers	934	961	1,065
Net subscriber additions/(losses)	(28)	(20)	(80)
Video - DISH subscriber metrics (in thousands)
DISH subscribers	227	235	266
Net subscriber additions/(losses)	(8)	(9)	(8)
Employees	22,081	22,736	26,878 (2)

(1)	We adopted Accounting Standard Update 2014-09, “Revenue from Contracts with Customers (ASC 606)” on January 1, 2018, using the modified retrospective application. This method does not impact the prior periods, which continue to reflect the accounting treatment prior to the adoption of ASC 606. As a result, for items that were affected by our adoption of ASC 606, financial results of periods prior to January 1, 2018 are not comparable to the current period financial results. To provide comparability to our results, we provide a supplemental schedule (see Schedule D) which contains certain financial information on a pre adoption of ASC 606 basis.
(2)	At March 31, 2017, we had approximately 1,900 employees from our Frontier Secure Partnerships business, which was sold in May 2017.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$201	$362
Accounts receivable, net	778	819
Other current assets	223	142

Total current assets	1,202	1,323
Property, plant and equipment, net	14,321	14,377
Other assets - principally goodwill	9,155	9,184

Total assets	$24,678	$24,884

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$1,060	$656
Accounts payable and other current liabilities	1,606	1,852

Total current liabilities	2,666	2,508
Deferred income taxes and other liabilities	3,157	3,132
Long-term debt	16,470	16,970
Equity	2,385	2,274

Total liabilities and equity	$24,678	$24,884

Frontier Communications Corporation

Consolidated Cash Flow Data

	For the quarter ended March 31,
($ in millions)	2018	2017
Cash flows provided from (used by) operating activities:
Net income (loss)	$20	$(75)
Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Depreciation and amortization	505	579
Gain on extinguishment of debt	(33)	—
Pension settlement costs	—	43
Stock-based compensation expense	4	3
Amortization of deferred financing costs	9	9
Other adjustments	(9)	—
Deferred income taxes	12	(41)
Change in accounts receivable	9	105
Change in accounts payable and other liabilities	(261)	(312)
Change in other current assets	(5)	(11)

Net cash provided from operating activities	251	300
Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(297)	(315)
Capital expenditures - Integration activities	—	(1)
Proceeds on sale of assets	10	70
Other	(2)	3

Net cash used by investing activities	(289)	(243)
Cash flows provided from (used by) financing activities:
Proceeds from long-term debt borrowings	1,600	—
Long-term debt payments	(1,627)	(38)
Financing costs paid	(26)	(6)
Premium paid to retire debt	(16)	—
Dividends paid on common stock	—	(124)
Dividends paid on preferred stock	(53)	(54)
Capital lease obligation payments	(10)	(10)
Other	(5)	(6)

Net cash provided used by financing activities	(137)	(238)
Decrease in cash, cash equivalents, and restricted cash	(175)	(181)
Cash, cash equivalents, and restricted cash at January 1,	376	522

Cash, cash equivalents, and restricted cash at March 31,	$201	$341

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$593	$577
Income tax refunds, net	$—	$(3)

SCHEDULE A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
($ in millions)	March 31, 2018	December 31, 2017	March 31, 2017
EBITDA
Net income (loss)	$20	$(1,029)	$(75)
Add back (subtract):
Income tax expense (benefit)	13	(1,103)	(39)
Interest expense	374	377	388
Investment and other (income) loss, net	(8)	3	—
Pension settlement costs	—	6	43
Gain on extinguishment of debt	(33)	(1)	—

Operating income (loss)	366	(1,747)	317
Depreciation and amortization	505	514	579

EBITDA	871	(1,233)	896
Add back:
Acquisition and integration costs	—	10	2
Pension/OPEB expense	22	20	22
Restructuring costs and other charges	4	27	12
Stock-based compensation expense	4	4	3
Storm-related costs	—	13	—
Work stoppage costs	7	—	—
Goodwill impairment	—	2,078	—

Adjusted EBITDA	$908	$919	$935

EBITDA margin	39.6%	-55.6%	38.0%
Adjusted EBITDA margin	41.3%	41.5%	39.7%
Free Cash Flow
Net cash provided from operating activities	$251	$665	$300
Add back (subtract):
Capital expenditures - Business operations	(297)	(308)	(315)
Capital expenditures - Integration	—	(15)	(1)

Operating free cash flow	$(46)	$342	$(16)

SCHEDULE B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
	March 31, 2018		December 31, 2017		March 31, 2017
($ in millions, except per share amounts)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share
Net loss attributable to Frontier common shareholders	$(33)	$(0.44)	$(1,082)	$(13.91)	$(129)	$(1.67)

Acquisition and integration costs	—		10		2
Restructuring costs and other charges	4		27		12
Pension settlement costs	—		6		43
Gain on extinguishment of debt	(33)		(1)		—
Goodwill impairment	—		2,078		—
Storm-related costs	—		13		—
Work stoppage costs	7		—		—
Effect of tax reform	—		(830)
Certain other tax items (1)	4		8		1
Income tax effect on above items:
Acquisition and integration costs	—		(3)		(1)
Restructuring costs and other charges	(1)		(10)		(4)
Pension settlement costs	—		(2)		(15)
Gain on extinguishment of debt	9		1		—
Goodwill impairment	—		(256)		—
Storm-related costs	—		(5)		—
Work stoppage costs	(2)		—		—

	(12)	(0.15)	1,036	13.32	38	0.49
Adjusted net loss attributable to Frontier common shareholders(2)	$(45)	$(0.58)	$(46)	$(0.59)	$(91)	$(1.18)

(1)	Includes impact arising from federal research and development credits, changes in certain deferred tax balances, state tax law changes, state filing method change, and the net impact of uncertain tax positions.
(2)	Adjusted net income (loss) attributable to Frontier common shareholders may not sum due to rounding.

SCHEDULE C

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
($ in millions)	March 31, 2018	December 31, 2017		March 31, 2017
Adjusted Operating Expenses
Total operating expenses	$1,833	$3,964	(1)	$2,039	(1)

Subtract:
Depreciation and amortization	505	514		579
Goodwill impairment	—	2,078		—
Acquisition and integration costs	—	10		2
Pension/OPEB expense	22	20	(1)	22	(1)
Restructuring costs and other charges	4	27		12
Stock-based compensation expense	4	4		3
Storm-related costs	—	13		—
Work stoppage costs	7	—		—

Adjusted operating expenses	$1,291	$1,298		$1,421

(1)	Effective January 1, 2018, Frontier adopted ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The standard requires certain benefit costs to be reclassified from operating expenses to non-operating expenses. This change in policy was applied using a retrospective approach and accordingly we have reclassified $1 million and $3 million of net operating expenses as non-operating expense for the three months ended December 31, 2017 and March 31, 2017, respectively. Additional pension settlement costs of $6 million and $43 million for the three months ended December 31, 2017 and March 31, 2017 , respectively, were reclassified from operating expense to non-operating expense.

SCHEDULE D

Comparability Disclaimer:

We adopted Accounting Standard Update 2014-09, “Revenue from Contracts with Customers (ASC 606)” on January 1, 2018, using the modified retrospective application. This method does not impact the prior periods, which continue to reflect the accounting treatment prior to the adoption of ASC 606. As a result, for items that were affected by our adoption of ASC 606, financial results of periods prior to January 1, 2018 are not comparable to the current period financial results. To provide comparability to our results, we provide the following supplemental schedule which contains certain financial information on a pre adoption of ASC 606 basis.

Frontier Communications Corporation

Consolidated Financial Data

	For the three months ended
	March 31, 2018
($ in millions)	As reported	Impact Adoption of ASC 606	Amounts Excluding Adoption of ASC 606	As reported December 31, 2017
Selected Statement of Operations Data
Revenue:
Data and Internet services	$985	$(43)	$942	$939
Voice services	702	(32)	670	687
Video services	280	29	309	310
Other	135	(50)	85	91

Revenue from contracts with customers	2,102	(96)	2,006	2,027
Subsidy and other regulatory revenue	97	90	187	190

Total revenue	$2,199	$(6)	$2,193	$2,217

Other Revenue Data
Revenue:
Consumer	$1,128	$(39)	$1,089	$1,086
Commercial	974	(57)	917	941

Revenue from contracts
Revenue from contracts with customers	2,102	(96)	2,006	2,027
Subsidy and other regulatory revenue	97	90	187	190

Total revenue	$2,199	$(6)	$2,193	$2,217

	For the three months ended
	March 31, 2018
($ in millions)	As reported	Impact of Adoption of ASC 606	Amounts Excluding Adoption of ASC 606	As reported December 31, 2017
Statement of Operations Data
Revenue	$2,199	$(6)	$2,193	$2,217

Operating expenses:
Network access expenses	372	(3)	369	388
Network related expenses	483	—	483	491
Selling, general and administrative expenses	469	4	473	456
Depreciation and amortization	505	—	505	514
Goodwill impairment	—	—	—	2,078
Acquisition and integration costs	—	—	—	10
Restructuring costs and other charges	4	—	4	27

Total operating expenses	1,833	1	1,834	3,964

Operating income (loss)	366	(7)	359	(1,747)
Investment and other income (loss), net	8	—	8	(3)
Pension settlement costs	—	—	—	6
Gain on extinguishment of debt	33	—	33	1
Interest expense	374	—	374	377

Income (loss) before income taxes	33	(7)	26	(2,132)
Income tax expense (benefit)	13	(1)	12	(1,103)

Net Income (loss)	20	(6)	14	(1,029)
Less: Dividends on preferred stock	53	—	53	53

Net loss attributable to Frontier common shareholders	$(33)	$(6)	$(39)	$(1,082)

Other financial data:
Consumer ARPC	$86.21	$2.95	$83.26	$81.61